As filed with the Securities and Exchange Commission on February 8, 2010
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Island Breeze International, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	27-1742696
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

 1001 North America Way, Suite 106 Miami, Florida 33132 (305) 416-6402
(Address of Principal Executive Offices, including zip code)

 Island Breeze International 2009 Stock Incentive Plans (Full Title of Plans)

Joseph L. Cannella
Eaton & Van Winkle LLP
3 Park Avenue,
New York, NY 10016
Telephone: (212) 561-3633
(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non–accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b–2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non–accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share			Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)
Class A Common stock, $0.001 par value per share	5,000,000		$0.58	(2)	$2,900,000	$209.67

Totals:	5,000,000	$			$2,900,000	$209.67

(1)
Represents an aggregate of 5,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), of Island Breeze International, Inc. (the “Registrant”) available for issuance under the Island Breeze International, Inc. 2009 Stock Incentive Plan.  In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Pursuant to Rules 457(h) and 457(c) of the Securities Act, the proposed maximum offering price per share is based on the average of the high and low prices of the Class A Common Stock on the Over-the-Counter Bulletin Board of $0.58 on February 4, 2010 and is estimated solely for purposes of calculating the registration fee.

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 relates to 5,000,000 shares of Class A Common Stock of the Registrant issuable under the Island Breeze International 2009 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                      Plan Information.  Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act. Such information need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. This information and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.                      Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), and other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Island Breeze International, Inc.
1001 North America Way, Suite 106
Miami, Florida 33132
Attn:  Steven G. Weismann

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 5, 2009;

(b)
The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 that we filed with the Commission on May 13, 2009, August 19, 2009 and November 20, 2009, respectively;

(c)
The Registrant’s Current Reports on Forms 8-K or 8-K/A that we filed with the Commission on January 20, 2009 (one on 8-K and one on 8-K/A), February 13, 2009, June 15, 2009,  June 18, 2009 (one on 8-K and one on 8-K/A),  July 02, 2009 , July 10, 2009, July 31, 2009, September 17, 2009, October 30, 2009 , December 14, 2009 and January 27, 2009; and

(d)
The description of the Registrants’ capital stock contained in the Registrant’s registration statement on Form 8-A, filed with the Commission on October 9, 2008, and its Current Report on Form 8-K filed with the Commission on June 18, 2009, as amplified by the description contained under the caption “Description of Securities” contained in the Information Statement on Schedule 14C filed with the Commission on August 11, 2009.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration statement, but prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                      Description of Securities.

Not applicable.

Item 5.                      Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the shares of Class A Common Stock registered hereby have been passed upon for the Registrant by Eaton & Van Winkle LLP. Eaton & Van Winkle LLP owns 113,500 shares of the Registrant’s Class A Common Stock.

Item 6.                      Indemnification of Directors and Officers.

The Registrant is incorporated in the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation (the “Island Breeze Charter”) contains provisions that eliminate directors’ personal liability to the fullest extent permitted under the DGCL.

Pursuant to the Island Breeze Charter, we will indemnify, including for attorney’s fees and other expenses, to the fullest extent permitted by law, any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of our company or serves or served at our request as a director, officer or employee of another corporation or entity.

We may enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our certificate of incorporation. These agreements, among other things, could indemnify our directors and officers for certain expenses (including advancing expenses for attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person's services as a director or officer of our company, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We believe that these indemnification provisions and agreements and related insurance are necessary to attract and retain qualified directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

The Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer or employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Island Breeze Charter. The Registrant has purchased certain liability insurance for its officers and directors as permitted by Section 145(g) of the DGCL.

Item 7.                      Exemption from Registration Claimed.

Not applicable.

Item 8.                      Exhibits.

See Exhibit Index.

Item 9.                      Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida, on this 8th day of February, 2010.

ISLAND BREEZE INTERNATIONAL, INC.

By:	/s/Bradley T. Prader
Name:	Bradley T. Prader
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/Bradley T. Prader	President and Chief Executive	February 8, 2010
Bradley T. Prader	Officer, Chairman and Director
(Principal Executive Officer)

/s/Steven G. Weismann	Chief Financial Officer	February 8, 2010
Steven G. Weismann	(Principal Financial Officer and
Principal Accounting Officer)

/s/Sean F. McManimon	Chief Operating Officer	February 8, 2010
Sean F. McManimon	and Director

/s/Michael C. Hovdestad	Chief Legal Officer,	February 8 , 2010
Michael C. Hovdestad	Secretary and Director

/s/Thomas L. Schneider	Director	February 8, 2010
Thomas L. Schneider

/s/Craig A. Szabo	Director	February 8, 2010
Craig A. Szabo

EXHIBIT INDEX

Exhibit	Description

4(a)	Amended and Restated Certificate of Incorporation of Island Breeze International, Inc.*

4(b)	By-Laws of Island Breeze International, Inc. *

4(c)	Island Breeze International 2009 Stock Incentive Plan.*

5	Opinion of Eaton & Van Winkle LLP as to the legality of the securities being registered.*

23.1	Consent of Independent Registered Public Accounting Firm Bernstein & Pinchuk LLP.*

23.2	Consent of independent Registered Public Accounting Firm Kyle L. Tingle, CPA, LLC.*

23.3	Consent of Eaton & Van Winkle LLP (included in Exhibit 5).*

*	Filed herewith.